SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  February 5, 2004

(Date of earliest event reported)

THE IMMUNE RESPONSE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-18006	33-0255679
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5931 Darwin Court, Carlsbad, California 92008
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 431-7080

Item 5.    Other Events

On February 5, 2004, we issued a press release announcing the early release of a market-trading lockup restriction on 17,480,600 shares of our Common Stock plus 977,800 Unit Purchase Options (UPO’s).  The lockup restriction, which had been scheduled to expire on April 4, 2004, was instead released at the opening of the market on February 6, 2004.

In December 2002, we issued approximately 9.5 million shares of Common Stock and approximately 9.5 million Class A warrants.  Each Class A warrant was exercisable for one share of Common Stock and one Class B warrant.  To incentivize exercise of Class A warrants, we agreed that Class A warrant holders who exercised by July 7, 2003 would receive, in addition, 0.5 shares of Common Stock for each Class A warrant which was so exercised.  However, those Class A warrant holders would agree to extend until April 4, 2004 their lockup agreement regarding the shares issued in December 2002 and the shares obtained in July 2003 upon exercise of the Class A warrants.  We retained the right to release the lockup restriction early, on an all-or-none basis.

The holders of 6,992,200 Class A warrants exercised their Class A warrants by July 7, 2003, under these terms.  Accordingly, the shares subject to the extended lockup restriction included the sum of 6,992,200 shares (December 2002 issuance), 6,992,200 shares (original entitlement under Class A warrants exercised), 3,496,100 shares (0.5 additional shares for each Class A warrant exercised) and 977,800 UPO’s.  These are the shares which we released early from the extended lockup restriction.

Item 7.    Financial Statements and Exhibits

Exhibits	Description

99.1	Press Release Dated February 5, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 11, 2004

THE IMMUNE RESPONSE CORPORATION

By	/s/ Michael K. Green
Michael K. Green
Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	Press Release Dated February 5, 2004